Exhibit 99.1

For Immediate Release	New York, NY (April 30, 2008)

INTERPUBLIC ANNOUNCES FIRST QUARTER 2008 RESULTS

Continued Progress in Organic Revenue Growth and Cost Control

Drives Significant Improvement in Profitability

Summary

•	Revenue

•	First quarter 2008 revenue of $1.49 billion, compared to $1.36 billion the same period a year ago.

•	Organic revenue increase of 5.1% compared to the first quarter of 2007.

•	Operating Results

•	Operating loss in the first quarter of 2008 was ($57.8) million, compared to ($124.2) million in 2007.

•	Operating margin was (3.9%) for the three months ended March 31, 2008 compared to (9.1%) for the three months ended March 31, 2007.

•	Net Results

•

First quarter 2008 net loss was ($62.8) million and net loss applicable to common stockholders was ($69.7) million, or ($0.15) per basic and diluted share. This compares favorably to a net loss of ($125.9) million and net loss applicable to common stockholders of ($132.8) million, or ($0.29) per basic and diluted share a year ago.

 Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

“Our performance during the first quarter was strong and represents a solid start to the year,” said Michael I. Roth, Interpublic’s Chairman and CEO. “We posted competitive organic growth, fueled by an increasingly broad cross-section of our portfolio of agencies and a balance of additional spending from existing clients and new business wins. The financial talent, tools and discipline we have put in place across the organization are leading to more effective cost controls. These factors are driving significant improvements in operating margin and profitability. We are pleased with this continued progress and believe that the company remains on track to meet our 2008 financial objectives.”

Operating Results

Revenue

Reported revenue of $1.49 billion in the first quarter of 2008 was up 9.3% compared with the same period in 2007. During the quarter, the effect of foreign currency translation was positive 3.8%, the impact of net acquisitions was positive 0.3% and the resulting organic increase in revenue was 5.1%.

For the first quarter of 2008, strong organic revenue growth in the United States was driven by expanding business with existing clients and winning new clients in advertising and public relations. The international organic revenue increase was driven primarily by net client wins and increased client spending throughout Europe and increases in spending by existing clients in the Asia Pacific region.

Operating Expenses

During the first quarter of 2008, reported salaries and related expenses were $1.06 billion, up 7.7% compared to the same period in 2007. Adjusted for currency effects and the effect of net acquisitions/divestitures, salary and related expenses increased organically 3.4%. This increase primarily reflects higher base salaries and benefits, primarily to support business growth. However, base salaries, benefits and tax as a percentage of revenue improved during the first quarter of 2008 when compared to 2007.

During the first quarter, reported office and general expenses were $475.0 million, down 4.1% compared to the same period in 2007. After adjusting for currency and the effect of net acquisitions/divestitures, office and general expenses decreased organically 6.7%. This was primarily due to improvements in our financial systems, back-office processes and

 Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

internal controls we made throughout 2007 and reduced legal consultations, all of which resulted in lower professional fees.

Non-Operating and Tax

Net interest expense in the first quarter of 2008 increased by $2.5 million compared to the same period in 2007, primarily due to increased cash interest expense.

Other expense in the quarter was $1.4 million, essentially flat compared to the same period in 2007. We recognized a provision of $12.0 million, which represents our best estimate of monetary liability arising from the SEC investigation of past restatements of our financial statements. We continue to cooperate with the investigation, and we are currently in advanced settlement discussions with the SEC staff concerning this serious matter, but we cannot at this time predict with certainty the outcome of the settlement negotiations or detail the nature of the Commission’s allegations. We do, however, expect that the SEC will shortly be in position to make an announcement.

The tax benefit in the first quarter of 2008 was $23.7 million, compared to a benefit of $25.7 million in the same period of 2007. Our tax rates are affected by many factors, including our worldwide earnings from various countries, disposition activity, changes in legislation and tax characteristics of our income.

Balance Sheet

At March 31, 2008, cash, cash equivalents and marketable securities totaled $1.51 billion, compared to $2.04 billion at the end of 2007 and $1.52 billion at the end of the first quarter of 2007. Cash flow from operations was ($288.0) million in the first quarter of 2008 compared to ($382.5) million in 2007. Total debt of $2.15 billion as of March 31, 2008 decreased from $2.35 billion as of December 31, 2007, primarily due to the repurchase of approximately $191.0 million of our 4.50% Notes in March 2008.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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 Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing SEC investigation;

•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

FIRST QUARTER REPORT 2008 AND 2007 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended March 31,

	2008	2007	Fav. (Unfav.) % Variance

Revenue:
United States	$848.9	$806.0	5.3
International	636.3	553.1	15.0

Total Revenue	1,485.2	1,359.1	9.3

Operating Expenses:
Salaries and Related Expenses	1,064.8	988.8	(7.7)
Office and General Expenses	475.0	495.1	4.1
Restructuring and Other Reorganization-Related Charges (Reversals)	3.2	(0.6)	N/A

Total Operating Expenses	1,543.0	1,483.3	(4.0)

		(124.2)
Operating Loss	(57.8)	(124.2)	53.5

Operating Loss %	(3.9%)	(9.1%)

Expenses and Other Income:
Interest Expense	(57.7)	(55.0)
Interest Income	28.7	28.5
Other Expense	(1.4)	(1.5)

Total (Expenses) and Other Income	(30.4)	(28.0)

Loss before Income Taxes	(88.2)	(152.2)
Benefit of Income Taxes	(23.7)	(25.7)

Loss of Consolidated Companies	(64.5)	(126.5)
Loss Applicable to Minority Interests, net of tax	0.6	0.4
Equity in Net Income of Unconsolidated Affiliates, net of tax	1.1	0.2

Net Loss	(62.8)	(125.9)

Dividends on Preferred Stock	6.9	6.9

Net Loss Applicable to Common Stockholders	$(69.7)	$(132.8)

Loss Per Share of Common Stock – Basic & Diluted	$(0.15)	$(0.29)

Weighted Average Number of Common Shares Outstanding –
Basic & Diluted	459.2	456.0